                  The information contained in this preliminary prospectus supplement is subject to completion or amendment.

                                                  Filed Pursuant to Rule 424(b)5
                                                      Registration No. 333-72304

                 Subject to Completion. Dated January 31, 2002.
    Preliminary Prospectus Supplement to Prospectus dated November 21, 2001.

                                  E250,000,000

                                     [LOGO]

                                    % Notes due

                               ------------------

    Pitney Bowes Inc. will pay interest on the notes on                   of
each year. The first interest payment will be made on              , 2003. The
notes will be issued only in denominations of E1,000 and integral multiples of E1,000.

    The notes will not be redeemable prior to maturity unless certain events occur involving United States taxation.

    Application has been made to list the notes on the Luxembourg Stock Exchange, in accordance with its rules.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                                   Per Note          Total
                                                                   --------          -----
Initial public offering price...............................             %                   E
Underwriting discount.......................................             %                   E
Proceeds, before expenses, to Pitney Bowes..................             %                   E

    The initial public offering price stated above does not include accrued
interest, if any. Interest on the notes will accrue from             , 2002 and
must be paid by the purchaser if the notes are delivered after             ,
2002.

                            ------------------------

    The underwriters expect to deliver the notes in book-entry form through the facilities of Clearstream, Luxembourg and Euroclear against payment in
immediately available funds in euro on             , 2002.

GOLDMAN SACHS INTERNATIONAL                                        DEUTSCHE BANK

ABN AMRO                                                                JPMORGAN

                                ----------------

                 Prospectus Supplement dated February   , 2002.

    Unless the context indicates otherwise, the words "Pitney Bowes", "we", "our", "ours" and "us" refer to Pitney Bowes Inc.

    You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information or to make any additional representations. We are not, and the underwriters are not, making an offer of any securities other than the notes. This prospectus supplement is part of and must be read in conjunction with the accompanying prospectus dated November 21, 2001. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, is accurate as of any date other than the date on the front cover of this prospectus supplement.

    The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes may be restricted in certain jurisdictions. You should inform yourself about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

    In connection with this issue, Goldman Sachs International may over-allot or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on Goldman Sachs International to do this. Such stabilizing, if commenced, may be discontinued at any time and must be brought to an end after a limited period.

    This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange. We accept full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and, having made all reasonable inquiries, confirm that to the best of our knowledge and belief there are no other facts the omission of which would make any statement contained in this prospectus supplement and the accompanying prospectus misleading.

    Unless otherwise specified or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "dollars", "$" and "U.S.$" are to United States dollars, and references to "E" and "euro" mean the lawful currency of the member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Community as amended by the Treaty on European Union.

                               PITNEY BOWES INC.

    Pitney Bowes was organized in 1920 and is a Delaware corporation.

    As the parent company, Pitney Bowes conducts its operations directly and through various subsidiaries around the world. Pitney Bowes operates in three segments:

    - GLOBAL MAILING--Global Mailing derives revenues from the rental of postage meters and the sale, rental and financing of mailing equipment, including mail finishing and software-based mail creation equipment; software-based shipping, transportation and logistics systems; and related supplies and services.

    - ENTERPRISE SOLUTIONS--Enterprise Solutions consists of Pitney Bowes Management Services and Document Messaging Technologies. Pitney Bowes Management Services derives revenues from facilities management contracts for advanced mailing, reprographic, document management and other high-value services. Document Messaging Technologies derives revenues from the sale, service and financing of high speed, software-enabled production mail systems, sortation equipment, incoming mail systems, electronic statement, billing and payment solutions and mailing software.

    - CAPITAL SERVICES--Capital Services provides large ticket financing and fee-based programs covering a broad range of products and other financial services. Products financed include both commercial and non-commercial aircraft, over-the-road trucks and trailers, locomotives, railcars, rail and bus facilities, office equipment and high-technology equipment, such as data processing and communications equipment.

    On December 3, 2001, Pitney Bowes completed the spin-off of Pitney Bowes' Office Systems business to stockholders as an independent, publicly-traded company.

    In 2001, we completed three acquisitions which substantially increased Pitney Bowes' international presence. On October 31, 2001, Pitney Bowes completed the acquisition of Secap SA, the France-based mailing systems subsidiary of Fimalac, for approximately E220 million. Secap offers a range of mail processing and paper handling equipment, supplies and technology for low- to mid-volume mailers.

    On June 29, 2001, Pitney Bowes completed its acquisition of Danka Services International from Danka Business Systems PLC for $290 million in cash. With the acquisition, Pitney Bowes Management Services gained additional expertise and enhanced its international market share to become a worldwide leader in the integrated mail and document management industry.

    On June 5, 2001, we completed the acquisition of Bell & Howell's International Mail and Messaging Technologies business in Europe, Africa, the Middle East and Asia for $51 million in cash. The transaction has strengthened our position in areas of significant opportunity such as the German, French and Japanese markets, and enhanced our overall breadth of coverage in key growth areas such as Belgium and The Netherlands.

    The world headquarters of Pitney Bowes are located at One Elmcroft Road, Stamford, Connecticut 06926-0700 (telephone: 203-356-5000).

    Pitney Bowes' common stock is listed on the New York Stock Exchange under the ticker symbol "PBI".

                                USE OF PROCEEDS

    We will use the net proceeds from the offering of the notes, estimated at
approximately E      million, for corporate purposes, which may include repaying commercial paper, financing acquisitions and repurchasing our stock. At
January 30, 2002, our outstanding commercial paper had an average remaining term of 21 days with maturities ranging from 1 day to 77 days and had an average weighted annualized interest rate of 1.71%. The proceeds from these commercial paper borrowings were used for working capital and our general corporate purposes and those of our consolidated subsidiaries. Pending these uses, we may invest the net proceeds in short-term interest-bearing obligations.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table presents the ratio of our earnings to fixed charges excluding minority interest for the periods indicated:

       NINE MONTHS ENDED
         SEPTEMBER 30,                           YEAR ENDED DECEMBER 31,
--------------------------------   ----------------------------------------------------
2000                      2001       1996       1997       1998       1999       2000
----                    --------   --------   --------   --------   --------   --------
 4.25                     4.47       3.58       4.10       4.42       4.92       4.37

    For the purpose of computing the ratio of earnings to fixed charges excluding minority interest, earnings have been calculated by adding to income from continuing operations before income taxes the amount of fixed charges. Fixed charges consist of interest on debt and a portion of net rental expense deemed to represent interest.

    These ratios have been reclassified to reflect the discontinued operations associated with the spin-off of Pitney Bowes' Office Systems business on December 3, 2001; the sale of Atlantic Mortgage & Investment Corporation in 2000; and the sale of operations and assets of Colonial Pacific Leasing Corporation in 1998. Interest expense and the portion of rent which is representative of the interest factor of these discontinued operations have been excluded from fixed charges in the computation. If these amounts had been included, the ratio of earnings to fixed charges excluding minority interest would be 4.31 for the nine months ended September 30, 2001, 4.11 for the nine months ended September 30, 2000, 4.21 for 2000, 4.66 for 1999, 3.78 for 1998,
4.00 for 1997 and 3.54 for 1996.

                                 CAPITALIZATION

    The following table shows the consolidated capitalization of Pitney Bowes as of September 30, 2001.

                                                              SEPTEMBER 30,
                                                                  2001
                                                              -------------
                                                               (DOLLARS IN
                                                               THOUSANDS)
                                                               (UNAUDITED)
                                                              -------------
Notes payable and current portion of long-term
  obligations...............................................   $  756,579
Long-term debt..............................................    2,436,358
Preferred stockholders' equity in a subsidiary company......      310,000
Stockholders' equity:
  Cumulative preferred stock, $50 par value, 4% convertible
    (600,000 shares authorized, 488 shares outstanding).....           24
  Cumulative preference stock, no par value, $2.12
    convertible (5,000,000 shares authorized; 59,388 shares
    outstanding)............................................        1,609
  Common stock, $1 par value (480,000,000 shares authorized;
    244,066,217 shares outstanding)(1)......................      323,338
  Capital in excess of par value............................        3,471
  Retained earnings.........................................    3,950,435
  Accumulated other comprehensive income....................     (148,132)
  Treasury stock, at cost...................................   (2,864,626)
                                                               ----------
    Total stockholders' equity..............................   $1,266,119
                                                               ----------
      Total capitalization..................................   $4,769,056
                                                               ==========

------------------------

(1) Net of 79,271,695 shares of treasury stock and excluding 18,608,093 shares reserved for issuance upon exercise of outstanding stock options and conversion of outstanding preferred shares and preference shares.

    Except as described in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference in the accompanying prospectus, there has been no material change in Pitney Bowes' consolidated capitalization since September 30, 2001.

                             SUMMARY FINANCIAL DATA

    We derived the information presented below from our audited and unaudited financial statements for the periods presented. The information is only a summary and you should read it together with the financial information incorporated by reference in the accompanying prospectus.

                                                                                          NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                              ------------------------------------      ----------------------
                                                1998          1999          2000          2000          2001
                                              --------      --------      --------      --------      --------
                                                                                             (UNAUDITED)
                                                                   (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Total revenues..............................  $ 3,500        $3,812        $3,881        $2,902        $3,032
Costs and expenses..........................    2,841         2,988         3,078         2,301         2,408
Income from continuing operations before
  income taxes..............................      659           824           803           601           624
Provision for income taxes..................      216           261           240           176           210
Income from continuing operations...........      443           563           563           425           414
Discontinued operations.....................      133            73            64            53           (16)
Cumulative effect of accounting change......       --            --            (4)           (4)           --
Net income..................................  $   576        $  636        $  623        $  474        $  398

                                                         AT DECEMBER 31,                    AT SEPTEMBER 30,
                                               ------------------------------------      ----------------------
                                                 1998          1999          2000          2000          2001
                                               --------      --------      --------      --------      --------
                                                                                              (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents....................   $  126        $  254        $  198        $  265        $  292
Total assets.................................    7,661         8,223         7,901         7,761         8,230
Long-term debt...............................    1,713         1,998         1,882         2,070         2,436
Stockholders' equity.........................    1,648         1,626         1,285         1,345         1,266

                                   MANAGEMENT

DIRECTORS

NAME                                                             POSITION
----                                     --------------------------------------------------------
Linda G. Alvarado......................  President and Chief Executive Officer, Alvarado
                                         Construction, Inc.
Colin G. Campbell......................  Chairman and Chief Executive Officer, Colonial
                                         Williamsburg Foundation
Michael J. Critelli....................  Chairman and Chief Executive Officer, Pitney Bowes Inc.
Jessica P. Einhorn.....................  Consultant, Clark and Weinstock
Ernie Green............................  President, Ernie Green Industries, Inc.
Herbert L. Henkel......................  Chairman, President and Chief Executive Officer,
                                         Ingersoll-Rand Company
James H. Keyes.........................  Chairman and Chief Executive Officer, Johnson
                                         Controls, Inc.
John S. McFarlane......................  President and Chief Executive Officer, Nexsi Systems
                                         Corporation
Eduardo R. Menasce.....................  President, Enterprise Solutions Group, Verizon
                                         Communications, Inc.
Michael I. Roth........................  Chairman and Chief Executive Officer, The MONY
                                         Group Inc.
David L. Shedlarz......................  Executive Vice President and Chief Financial Officer,
                                         Pfizer Inc.
Robert E. Weissman.....................  Retired Chairman, IMS Health Incorporated

EXECUTIVE OFFICERS

NAME                                                             POSITION
----                                     --------------------------------------------------------
Michael J. Critelli....................  Chairman and Chief Executive Officer
Brian M. Baxendale.....................  Executive Vice President and Group President, Document
                                         Messaging Technologies
Gregory E. Buoncontri..................  Senior Vice President and Chief Information Officer
Karen M. Garrison......................  Executive Vice President and Group President, Pitney
                                         Bowes Business Services
Arlen F. Henock........................  Vice President -- Finance
Luis A. Jimenez........................  Senior Vice President and Chief Strategy Officer
Matthew S. Kissner.....................  Group President and Chief Venture Officer, Pitney Bowes
                                         Information Based Solutions
Murray D. Martin.......................  Executive Vice President and Group President, Global
                                         Mailing Systems
John N.D. Moody........................  Executive Vice President -- Office of the Chairman
Sara E. Moss...........................  Senior Vice President and General Counsel
Bruce P. Nolop.........................  Executive Vice President and Chief Financial Officer
Johnna G. Torsone......................  Senior Vice President and Chief Human Resources Officer

    The business address for each of the above persons and the location of Pitney Bowes' principal executive offices are One Elmcroft Road, Stamford, Connecticut 06926-0700, United States.

                              DESCRIPTION OF NOTES

    THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE NOTES OFFERED BY THIS PROSPECTUS SUPPLEMENT SUPPLEMENTS THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE DEBT SECURITIES IN THE ACCOMPANYING PROSPECTUS.

    The notes will be issued under an indenture, dated as of February , 2002, between us and SunTrust Bank, as trustee, and will be limited initially to E250,000,000 aggregate principal amount. The notes will be issued in registered form in denominations of E1,000 and integral multiples of E1,000. The notes are
unsecured, will mature on              and will rank on a parity with all our
other unsecured and unsubordinated indebtedness.

    The notes will bear interest from              , 2002 at the annual rate
stated on the cover of this prospectus supplement, payable on              of
each year, commencing              , 2003, to the person in whose name the notes
are registered at the close of business on the              immediately
preceding that              . Interest on the notes will be calculated on the
basis of the actual number of days elapsed since the closing date of the offering, or, if more recent, the last interest payment date divided by 365 (or if a portion of this period falls in a leap year, the sum of (A) the actual number of days in that portion of the period falling in a leap year divided by 366 and (B) the actual number of days in that portion of the period falling in the non-leap year divided by 365). If any payment date for the notes is not a business day, we will make the payment on the next business day, but we will not be liable for any additional interest as a result of the delay in payment.

    A business day will be any day, other than a Saturday or Sunday, that meets each of the following applicable requirements: the day is (a) not a day on which banking institutions are authorized or required by law, regulation or executive order to be closed in The City of New York or London and (b) a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer ("TARGET") System or any successor system is open for business.

    We may issue additional notes of the same series with the same terms in the future, without obtaining the consent of any holders of these notes.

DEFEASANCE AND COVENANT DEFEASANCE

    The provisions in the indenture allowing us to be discharged from our obligations under the indenture as a whole or to avoid complying with its restrictive covenants will apply to the notes. See "Description of Debt Securities--Defeasance and Covenant Defeasance" on page 7 of the accompanying prospectus for a description of the terms of any defeasance of this kind.

THE PAYING AGENT AND SECURITY REGISTRAR

    SunTrust Bank is the paying agent and security registrar with respect to the notes and maintains a banking relationship with us.

BOOK-ENTRY ISSUANCE

    We will issue the notes as one or more global notes registered in the name of a common depositary for Clearstream Banking, societe anonyme, Luxembourg, which is known as "Clearstream, Luxembourg," and Euroclear Bank S.A./N.V., as the operator of the Euroclear system, which is known as "Euroclear". Investors may hold book-entry interests in the global notes through organizations that participate, directly or indirectly, in Clearstream, Luxembourg and/or Euroclear. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream, Luxembourg and Euroclear.

    The distribution of the notes will be cleared through Clearstream, Luxembourg and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through participants in Clearstream, Luxembourg and Euroclear and will settle in same-day funds.

Owners of book-entry interests in the notes will receive payments relating to their notes in euro. Clearstream, Luxembourg and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

    The policies of Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor's interest in securities held by them. Neither we nor the underwriters have any responsibility for any aspect of the records kept by Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We do not supervise these systems in any way.

    Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

    Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture governing the notes, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the relevant clearing system and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, in order to exercise any rights of a holder of notes.

    This description of the clearing systems reflects our understanding of the rules and procedures of Clearstream, Luxembourg and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream, Luxembourg, and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

    CLEARSTREAM, LUXEMBOURG

    Clearstream, Luxembourg is incorporated as a bank under Luxembourg law. Clearstream, Luxembourg holds securities for its participants and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg participants through electronic book-entry changes in accounts of Clearstream, Luxembourg participants, thus eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in a number of countries. Clearstream, Luxembourg has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of Euroclear, to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear.

    As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. In the United States, Clearstream, Luxembourg participants are limited to securities brokers and dealers. Clearstream, Luxembourg participants may include the underwriters. Other institutions that maintain a custodial relationship with a Clearstream, Luxembourg participant may obtain indirect access to Clearstream, Luxembourg.

    EUROCLEAR

    Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation. All operations are conducted by Euroclear Bank, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank, not the Euroclear Clearance Systems. Euroclear Clearance Systems establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

    Euroclear Bank has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

    Securities clearance accounts and cash accounts with Euroclear Bank are governed by the terms and conditions governing use of Euroclear and the related operating procedures of the Euroclear System, and applicable Belgian law, which we refer to collectively as the "terms and conditions". The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear Bank acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

CLEARANCE AND SETTLEMENT PROCEDURES

    We understand that investors that hold their notes through Clearstream, Luxembourg or Euroclear accounts will follow the settlement procedures that are applicable to eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream, Luxembourg and Euroclear participants on the business day following the settlement date for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

    We understand that secondary market trading between Clearstream, Luxembourg and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear. Secondary market trading will be settled using procedures applicable to eurobonds in registered form.

    You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream, Luxembourg and Euroclear on business days in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

    Clearstream, Luxembourg and Euroclear will credit payments to the cash accounts of their respective participants in accordance with the relevant system's rules and procedures, to the extent received by the common depositary. Clearstream, Luxembourg or the Euroclear operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg or Euroclear participant only in accordance with its relevant rules and procedures.

    Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

SAME-DAY SETTLEMENT AND PAYMENT

    The underwriters will settle the notes in immediately available funds against delivery of the notes. We will make payments of principal, interest and any other amounts payable on the notes in immediately available funds. Secondary market trading between Clearstream, Luxembourg and Euroclear participants will occur in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to eurobonds in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity, if any, in the notes.

CERTIFICATED NOTES

    We will issue notes to you in certificated registered form only if:

    - any of the common depositary, Clearstream, Luxembourg or Euroclear is no longer willing or able to discharge its responsibilities properly, and neither the trustee nor we have appointed a qualified successor within 90 days; or

    - an event of default has occurred and is continuing under the indenture; or

    - we decide to discontinue the book-entry system.

If any of these three events occurs, the trustee will reissue the notes in fully certificated registered form and will recognize the registered holders of the certificated notes as holders under the indenture.

    In the event that we issue certificated securities under the limited circumstances described above, then holders of certificated securities may transfer their notes in whole or in part upon the surrender of the certificate to be transferred, together with a completed and executed assignment form endorsed on the definitive note, at, as the case may be, the offices of the transfer agent in The City of New York or, if the notes are listed on the Luxembourg Stock Exchange at that time, at the main office of the transfer agent in Luxembourg. Copies of this assignment form may be obtained at the offices of the transfer agent in The City of New York and at the main office of the transfer agent in Luxembourg. Each time that we transfer or exchange a new note in certificated form for another note in certificated form, and after the transfer agent receives a completed assignment form, we will make available for delivery the new definitive note at, as the case may be, the offices of the transfer agent in The City of New York or at the main office of the transfer agent in Luxembourg. Alternatively, at the option of the person requesting the transfer or exchange, we will mail, at that person's risk, the new definitive note to the address of that person that is specified in the assignment form. In addition, if we issue notes in certificated form, then we will make payments of principal of, interest on and any other amounts payable under, the notes to holders in whose names the notes in certificated form are registered at the close of business on the record date for these payments. If the notes are issued in certificated form, we will make payments of principal and any redemption payments against the surrender of these certificated notes at, as the case may be, the offices of the paying agent in The City of New York or, as long as the notes are listed on the Luxembourg Stock Exchange, at the main office of the paying agent in Luxembourg. We will make payments to holders of notes by check delivered to the addresses of the holders as their addresses appear on our register or by transfer to an account maintained by that holder with a bank located in the Euro-zone.

    Unless and until we issue the notes in fully certificated, registered form,

    - you will not be entitled to receive a certificate representing your interest in the notes;

    - all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by the respective clearing systems upon instructions from their direct participants; and

    - all references in this prospectus supplement or in the accompanying prospectus to payments and notices to holders will refer to payments and notices to the common depositary, as the registered holder of the notes, for distribution to you through the clearing systems in accordance with their respective policies and procedures.

    If we issue the notes in certificated registered form, so long as the notes are listed on the Luxembourg Stock Exchange, we will maintain a paying agent and a transfer agent in Luxembourg. We will also publish a notice in Luxembourg in the LUXEMBURGER WORT if we change the paying agent or the transfer agent in Luxembourg.

PAYMENT OF ADDITIONAL AMOUNTS

    We will pay to any non-United States Holder (as defined below) such additional amounts as may be necessary in order that every net payment in respect of the principal, premium, if any, or interest, on such note, after deduction or withholding by Pitney Bowes or any paying agent for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such note to be then due and payable before any such deduction or withholding for or on account of any such tax, assessment or governmental charge. The foregoing obligation to pay such additional amounts shall not apply to:

    (a) any tax, assessment or other governmental charge which would not have been so imposed but for:

    - the existence of any present or former connection between the holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or holder of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, the holder (or such fiduciary, settlor, beneficiary, member, shareholder, or holder of a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade or business therein or being or having been present therein or having or having had a permanent establishment therein; or

    - the holder's present or former status as a personal holding company or foreign personal holding company or controlled foreign corporation for United States federal income tax purposes or corporation which accumulates earnings to avoid United States federal income tax;

    (b) any tax, assessment or other governmental charge to the extent that it would not have been so imposed but for the presentation by the holder of such note for payment on a date more than 10 days after the date on which such payment becomes due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

    (c) any estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax, assessment or governmental charge;

    (d) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments in respect of principal of, premium, if any, or interest on any note;

    (e) any tax, assessment or other governmental charge imposed on interest received by a holder or beneficial owner of a note because such holder actually or constructively owns 10% or more of the total combined voting power of all classes of stock of Pitney Bowes entitled to vote within the meaning of
Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended;

    (f) any tax, assessment or other governmental charge imposed as a result of the failure to comply with certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the note, if such compliance is required by statute or by regulation of the United States Treasury Department, as a precondition to relief or exemption from such tax, assessment or other governmental charge (including backup withholding);

    (g) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of the principal of, premium, if any, or interest, if any, on any note, if such payment can be made without such withholding by at least one other paying agent;

    (h) any tax, assessment or other governmental charge required to be withheld on a payment to an individual pursuant to any European Union Directive on taxation of savings implementing the conclusions of the ECOFIN (European Union's Economic and Finance Ministers) Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; or

    (i) any combination of items (a), (b), (c), (d), (e), (f), (g) and (h);

nor will such additional amounts be paid to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the note to the extent a settlor or beneficiary with respect to such fiduciary or a member of such partnership or a beneficial owner of the note would not have been entitled to payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the note.

    The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "--Payment of Additional Amounts" and under the heading "--Redemption for Tax Reasons", Pitney Bowes shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

    As used under this heading "--Payment of Additional Amounts" and under the headings "--Redemption for Tax Reasons" and "United States Federal Income Taxation--Tax Consequences to Non-United States Holders", the term "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction. "United States Holder" has the meaning set forth in "United States Federal Income Taxation--Tax Consequences to United States Holders" and "non-United States Holder" has the meaning set forth in "United States Federal Income Taxation--Tax Consequences to Non-United States Holders" below.

REDEMPTION FOR TAX REASONS

    If, as a result of:

    - any change in or amendment to, or proposed change in or proposed amendment to, the laws (including any regulations promulgated or rulings published thereunder) of the United States or any political subdivision thereof or therein affecting taxation, which becomes effective after the date of this prospectus supplement or which proposal is made after such date,

    - any change in the official application or interpretation of such laws, including any official proposal for such a change in the application or interpretation of such laws, which change is announced or becomes effective after the date of this prospectus supplement or which proposal is made after such date, or

    - any action taken by any taxing authority of the United States which action is taken or becomes generally known after the date of this prospectus supplement, or any commencement of a proceeding in a court of competent jurisdiction in the United States after such date, whether or not such action was taken or such proceeding was brought with respect to Pitney Bowes, there is, in such case, in the written opinion of independent legal counsel of recognized standing to Pitney Bowes, a reasonable possibility that Pitney Bowes has or may become obligated to pay additional amounts (as described above under "--Payment of Additional Amounts"), then the notes may be redeemed, as a whole but not in part, at Pitney Bowes' option at any time thereafter, upon notice to the trustee and the holders of the notes in accordance with the provisions of the indenture at a redemption price equal to 100% of the principal amount of the notes to be redeemed together with accrued interest thereon to the date fixed for redemption. Notwithstanding the above, Pitney Bowes may not redeem the notes until such time as it would be obligated to pay such additional amounts on the next interest payment date.

NOTICES

    Notices to holders of the notes will be sent by mail to the registered holders and will be published, whether the notes are in global or certificated registered form, and so long as the notes are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the LUXEMBURGER WORT. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. In addition, so long as the notes are listed on the Luxembourg Stock Exchange, any appointment of or change in the Luxembourg paying and transfer agent will be published in Luxembourg in the manner set forth above.

    So long as the notes are represented by the global notes and held on behalf of a clearing system, notices to beneficial holders of the notes may be given by delivery of the notice to that clearing system for communication to beneficial holders of the notes.

REPLACEMENT NOTES

    In case of mutilation, destruction, loss or theft of any certificated registered note, application for replacement is to be made at the office of the trustee. Any such certificated registered note shall be replaced by such trustee in compliance with such procedures, and on such terms as to evidence and indemnity, as Pitney Bowes and the trustee may require and subject to applicable laws and regulations of the Luxembourg Stock Exchange. All costs incurred in connection with the replacement of any certificated registered note shall be borne by the holder of the note. Mutilated or defaced certificated registered notes must be surrendered before new ones will be issued.

GOVERNING LAW

    The indenture and the notes will be governed by the laws of the State of New York.

    A judgment for money in an action based on a note denominated in a foreign currency in a federal or state court in the United States ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the currency in which a note is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, for example, a state court in the State of New York rendering a judgment on a note denominated in a foreign currency would be required to render the judgment in the specified currency, and the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment.

                     UNITED STATES FEDERAL INCOME TAXATION

    The following discussion is the opinion of Davis Polk & Wardwell. It describes the material United States federal income tax consequences of ownership and disposition of the notes. This discussion applies to you only if:

    - you are an initial holder who purchased the notes at the "issue price" (as defined below); and

    - you are holding the notes as capital assets.

    The "issue price" of a note will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money.

    This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are subject to special rules. Investors subject to special rules include:

    - certain financial institutions;

    - insurance companies;

    - traders in securities that elect to mark to market or dealers in securities or foreign currencies;

    - persons holding notes as part of a hedge, straddle, conversion or other integrated transaction;

    - United States Holders (as defined below) whose functional currency is not the U.S. dollar;

    - partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

    - former citizens and residents of the United States; or

    - persons holding notes through a "qualified business unit."

    This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein.

    The rules applicable to debt instruments that are denominated in a foreign currency, such as the notes, are complex and their application may vary depending on your particular U.S. federal income tax situation. For example, various elections are available under these rules and whether you should make any of these elections may depend on your particular U.S. federal income tax situation.

    If you are considering the purchase of notes, you are urged to consult your tax adviser with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

    In the discussion below, we refer to gain or loss attributable to fluctuations in exchange rates as "foreign currency gain or loss." All foreign currency gain or loss is taxed as ordinary income or loss and is sourced by reference to your residence for U.S. federal income tax purposes.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

    This section applies to you if you are a "United States Holder." You are a "United States Holder" if you are a beneficial owner of a note that is for U.S. federal income tax purposes:

    - a citizen or resident of the United States;

    - a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or

    - an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

    PAYMENTS OF INTEREST. Interest paid on a note will be taxable to you as ordinary income at the time it accrues or is received by you in accordance with your method of accounting for U.S. federal income tax purposes.

    If you use the cash method of accounting, you will be required to include in income the U.S. dollar value of each euro interest payment (determined based on the spot rate on the date the payment is received) regardless of whether you convert the payment to U.S. dollars at that time. This U.S. dollar value will be your tax basis in the euro.

    If you use an accrual method of accounting, you will be required to include in income the U.S. dollar value of the amount of interest that has accrued in euro and is otherwise required to be taken into account with respect to a note during an accrual period. Unless you make an election as described in the next paragraph, the U.S. dollar value of the accrued income will be determined by translating the income from euro to U.S. dollars at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. You will recognize foreign currency gain or loss with respect to accrued interest income on the date the income is actually received. The amount of foreign currency gain or loss recognized will equal the difference between the U.S. dollar value of the euro payment determined based on the spot rate on the date the payment is received, and the U.S. dollar value of interest income that you have accrued during the accrual period.

    If you use an accrual method of accounting, you may elect to translate interest income into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. If you make this election, you must apply it consistently to all debt instruments you hold from year to year and cannot change the election without the consent of the Internal Revenue Service.

    SALE, EXCHANGE OR RETIREMENT OF THE NOTES. Upon the sale, exchange or retirement of a note, you will be required to recognize taxable gain or loss equal to the difference between the amount you realize on the sale, exchange or retirement and your tax basis in the note. For these purposes, the amount you realize does not include any amount attributable to accrued interest on the note. Amounts attributable to accrued interest are treated as interest as described under "--Payments of Interest" above. Your tax basis in a note will be the U.S. dollar value of the euro amount paid for such note determined on the date of the purchase. If you purchase a note with previously owned euro, you will be required to recognize foreign currency gain or loss in an amount equal to the difference, if any, between your tax basis in the euro and the U.S. dollar fair market value of the note on the date of purchase. Except as described below with respect to foreign currency gain or loss, gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement you have held the note for more than one year.

    Foreign currency gain or loss realized with respect to the principal amount of a note upon the sale, exchange or retirement of a note will be ordinary income or loss which will not be treated as interest income or expense and will equal the difference between (i) the U.S. dollar value of the euro principal amount of the note, determined on the date the note is disposed of or, in the case of retirement, the date the payment is received, and (ii) the U.S. dollar value of the euro principal amount of the note, determined on the date you acquired the note. If the notes are traded on an established securities market and you are a cash method taxpayer, you will be required to translate any units of euro received on the sale of a note into U.S. dollars at the spot rate on the settlement date of your sale. Accordingly, you will not recognize foreign currency gain or loss as a result of currency fluctuations between the trade date and the settlement date of your sale. If the notes are traded on an established securities market and you are an accrual method taxpayer, you may elect to translate units of euro received on the sale of a note into U.S. dollars at the spot rate on the settlement date of your sale. Once this election is made, it will apply to all of your sales in non-U.S. currencies and you cannot change it without the consent of the Internal Revenue Service.

    You will recognize foreign currency gain or loss with respect to principal and interest on a sale, exchange or retirement of a note only to the extent of the total gain or loss that you realize on the sale, exchange or retirement of a note.

    You will have a tax basis in any euro received on the sale, exchange or retirement of a note equal to the U.S. dollar value of the euro, determined at the time of sale, exchange or retirement. Any gain or loss you realize on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase foreign currency notes) will be foreign currency gain or loss.

    BACKUP WITHHOLDING AND INFORMATION REPORTING. Information returns may be filed with the Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. You may be subject to United States backup withholding tax on these payments if you fail to provide your taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

    You are a "non-United States Holder" if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

    - a nonresident alien individual;

    - a foreign corporation; or

    - a nonresident alien fiduciary of a foreign estate or trust.

    This section applies to you if you are a non-United States Holder unless:

    - you own, actually or constructively, 10% or more of the total combined voting power of all classes of Pitney Bowes stock;

    - you are a controlled foreign corporation related, directly or indirectly, to Pitney Bowes through stock ownership;

    - interest you receive on the notes is effectively connected with a trade or business you conduct in the United States or, if you are entitled to the benefits of a U.S. income tax treaty, attributable to a "permanent establishment" of a trade or business you conduct in the United States; or

    - you are an individual who is present in the United States for 183 days or more during the taxable year.

    INCOME AND WITHHOLDING TAX. Subject to the discussion below concerning backup withholding:

    - payments of principal and interest on the notes will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest, you certify (generally on an IRS Form W-8BEN) to the person otherwise required to withhold U.S. federal income tax from such interest, under penalties of perjury, that you are not a U.S. person; and

    - you will not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of a note.

    BACKUP WITHHOLDING AND INFORMATION REPORTING. Information returns may be filed with the United States Internal Revenue Service in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. You may be subject to the U.S. backup withholding tax on these payments unless you comply with certification procedures to establish that you are not a U.S. person. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

    Pitney Bowes and the underwriters for the offering named below have entered
into a pricing agreement, dated February   , 2002, and an underwriting
agreement, dated February   , 2002, with respect to the notes. Subject to
certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table. All sales by the underwriters in the United States will be made through their respective selling agents.

                                                             PRINCIPAL AMOUNT
                       UNDERWRITERS                              OF NOTES
                       ------------                          -----------------
Goldman Sachs International................................                  E
Deutsche Bank AG London....................................
ABN AMRO Bank N.V..........................................
J.P. Morgan Securities Ltd.................................
                                                             -----------------
    Total..................................................       E250,000,000
                                                             =================

    The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

    Notes sold by the underwriters to the public will initially be offered at the initial public offering price stated on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold
at a discount from the initial public offering price of up to   % of the
principal amount of the notes. These securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a
discount from the initial public offering price of up to   % of the principal
amount of the notes. If all the notes are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

    The notes are a new issue of securities with no established trading market. Application has been made for listing of the notes on the Luxembourg Stock Exchange. Pitney Bowes cannot guarantee that the application to the Luxembourg Stock Exchange will be approved, and settlement of the notes is not conditioned on obtaining this listing. Pitney Bowes has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

    Pitney Bowes has agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933.

    In connection with the offering, Goldman Sachs International may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by Goldman Sachs International of a greater number of notes than the underwriters are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

    Goldman Sachs International also may impose a penalty bid. This occurs when a particular underwriter repays to Goldman Sachs International a portion of the underwriting discount received by it because Goldman Sachs International has repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

    These activities by Goldman Sachs International may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by Goldman Sachs International at any time, and must be brought to an end after a limited period. These transactions may be effected in the over-the-counter market or otherwise.

    Pitney Bowes estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $350,000.

    Each underwriter has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction outside the United States in which it purchases, offers, sells or delivers the notes or possesses or distributes this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction outside the United States to which it is subject or in which it makes purchases, offers or sales of the notes and neither Pitney Bowes nor any other underwriter will have responsibility for these matters.

    Each underwriter has represented and agreed that (a) it has not offered or sold and, before the expiration of the period of six months from the closing date for the notes, will not offer or sell any notes to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to Pitney Bowes, and (c) it has complied and will comply with all applicable provisions of the FSMA, with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

    The notes may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus supplement, the accompanying prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

    Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any of the notes in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly in Japan or to any resident of Japan, except pursuant to an exemption from the registration requirements of the Securities and Exchange Law available thereunder and in compliance with the other relevant laws and regulations of Japan.

    Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

    The underwriters or their affiliates engage in transactions with and perform services, including, but not limited to, commercial and investment banking and hedging services, for us and our affiliates in the ordinary course of business.

                                    EXPERTS

    The financial statements incorporated in the accompanying prospectus by reference to Pitney Bowes' Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                        LISTING AND GENERAL INFORMATION

    Application has been made to list the notes on the Luxembourg Stock Exchange. In connection with the listing application, the Articles of Incorporation and the Bylaws of Pitney Bowes and a legal notice relating to the issuance of the notes have been deposited before listing with GREFFIER EN CHEF DU TRIBUNAL D'ARRONDISSEMENT DE ET A LUXEMBOURG, where copies of the documents may be obtained upon request. So long as any of the notes are outstanding, copies of the above documents, together with this prospectus supplement, the accompanying prospectus, the indenture, Pitney Bowes' current Annual Report and Quarterly Reports, as well as all future Annual Reports and Quarterly Reports, will be made available for inspection at the main office of Dexia Banque Internationale a Luxembourg S.A. in Luxembourg. Pitney Bowes' Annual Report on Form 10-K for the year ended December 31, 2000 contains a list of all of its subsidiaries. Pitney Bowes does not publish any non-consolidated financial statements. Dexia Banque Internationale a Luxembourg S.A. will act as intermediary in Luxembourg between Pitney Bowes and the holders of the notes so long as the notes remain in global form. As long as the notes are listed on the Luxembourg Stock Exchange, Pitney Bowes will maintain a listing agent in Luxembourg. The initial listing agent in Luxembourg is Dexia Banque Internationale a Luxembourg S.A.

    The documents incorporated by reference in the accompanying prospectus, copies of the Annual Reports, Quarterly Reports, this prospectus supplement and accompanying prospectus will be available free of charge at the main office of Dexia Banque Internationale a Luxembourg S.A. in Luxembourg.

    Other than as disclosed or contemplated in this prospectus supplement or the accompanying prospectus or in the documents incorporated by reference in these documents, there has been no material adverse change in the financial position of Pitney Bowes since the date of the last audited financial statements.

    Other than as disclosed or contemplated in this prospectus supplement or the accompanying prospectus or in the documents incorporated by reference in these documents, neither Pitney Bowes nor any of its subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issue of the notes.

    Resolutions relating to the issue and sale of the notes were adopted by the board of directors of Pitney Bowes on July 9, 2001.

    The notes have been accepted for clearance through the facilities of Clearstream, Luxembourg and Euroclear. The notes have been assigned Clearstream,
Luxembourg and Euroclear Common Code No.              and International Security
Identification Number (ISIN)              .

    The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement or the accompanying prospectus.

                                 $2,000,000,000

                               PITNEY BOWES INC.

                                Debt Securities
                                Preferred Stock
                                Preference Stock
                               Depositary Shares

                               ------------------

    We may offer and issue debt securities and shares of our preferred and preference stock from time to time. The debt securities and shares of preferred or preference stock may be convertible into or exchangeable for shares of our common stock or other securities. We may offer and issue preferred stock and preference stock either directly or represented by depositary shares. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell these securities, we will name them and describe their compensation in a prospectus supplement.

                            ------------------------

               The date of this prospectus is November 21, 2001.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS, IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND IN MATERIAL WE FILE WITH THE SEC. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, THE SECURITIES DESCRIBED IN THIS PROSPECTUS ONLY WHERE OFFERS AND SALES ARE PERMITTED. SINCE INFORMATION THAT WE FILE WITH THE SEC IN THE FUTURE WILL AUTOMATICALLY UPDATE AND SUPERSEDE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR IN ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                               TABLE OF CONTENTS

CAPTION                                                         PAGE
-------                                                       --------
ABOUT THIS PROSPECTUS.......................................      3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........      3
PITNEY BOWES INC. ..........................................      3
USE OF PROCEEDS.............................................      4
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
  FIXED CHARGES AND PREFERRED AND PREFERENCE STOCK
  DIVIDENDS.................................................      4
DESCRIPTION OF DEBT SECURITIES..............................      5
DESCRIPTION OF PREFERRED STOCK AND PREFERENCE STOCK.........     15
DESCRIPTION OF COMMON STOCK.................................     18
DESCRIPTION OF DEPOSITARY SHARES............................     25
PLAN OF DISTRIBUTION........................................     28
VALIDITY OF THE SECURITIES..................................     28
EXPERTS.....................................................     29
WHERE YOU CAN FIND MORE INFORMATION.........................     29

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, referred to as the SEC in this prospectus, utilizing a shelf registration process. Under this shelf registration process, we may issue, from time to time, up to $2,000,000,000 of debt securities, preferred stock, preference stock and depositary shares. Each time we issue any securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    In this prospectus and in the documents we incorporate by reference, we may state our views about our future performance. These views, which constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties that are difficult to predict and may cause our actual results to differ materially from the results discussed in those forward-looking statements. Some of the factors that may significantly affect our performance are discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is contained in our most recent Annual Report on Form 10-K that is on file with the SEC.

                               PITNEY BOWES INC.

    Pitney Bowes was organized in 1920 and is a Delaware corporation.

    Pitney Bowes operates in three segments:

    - GLOBAL MAILING--Global Mailing includes worldwide revenues from the rental of postage meters and the sale, rental and financing of mailing equipment, including mail finishing and software-based mail creation equipment; software-based shipping, transportation and logistics systems; and related supplies and services.

    - ENTERPRISE SOLUTIONS--Enterprise Solutions consists of Pitney Bowes Management Services and Document Messaging Technologies. Pitney Bowes Management Services includes revenues from facilities management contracts for advanced mailing, reprographic, document management and other high-value services. Document Messaging Technologies includes revenues from the sale, service and financing of high speed, software-enabled production mail systems, sortation equipment, incoming mail systems, electronic statement, billing and payment solutions and mailing software.

    - CAPITAL SERVICES--Capital Services provides large ticket financing and fee-based programs covering a broad range of products and other financial services. Products financed include both commercial and non-commercial aircraft, over-the-road trucks and trailers, locomotives, railcars, rail and bus facilities, office equipment and high-technology equipment, such as data processing and communications equipment.

    On December 11, 2000, Pitney Bowes announced that its Board of Directors approved a formal plan to spin off Pitney Bowes' Office Systems business to stockholders as an independent, publicly-traded company. The transaction is expected to be completed by the end of the fourth quarter of 2001.

    The world headquarters of Pitney Bowes are located at One Elmcroft Road, Stamford, Connecticut 06926-0700 (telephone: 203-356-5000).

                                USE OF PROCEEDS

    We expect to use the net proceeds from sales of the securities described in this prospectus to repay short-term debt, to repurchase our common stock, to refinance our other indebtedness from time to time and for other general corporate purposes, including possible acquisitions. We will describe our intended use of the proceeds from a particular offering of securities in the related prospectus supplement. Funds not required immediately for any of the previously mentioned purposes may be temporarily invested in marketable securities.

   RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES
                  AND PREFERRED AND PREFERENCE STOCK DIVIDENDS

    The following table presents the ratio of our earnings to fixed charges excluding minority interest for the periods indicated:

           SIX MONTHS
         ENDED JUNE 30,                          YEAR ENDED DECEMBER 31,
--------------------------------   ----------------------------------------------------
2001                      2000       2000       1999       1998       1997       1996
----                    --------   --------   --------   --------   --------   --------
4.72                      4.34       4.37       4.92       4.42       4.10       3.58

    The following table presents the ratio of our earnings to fixed charges and preferred and preference stock dividends excluding minority interest for the periods indicated:

           SIX MONTHS
         ENDED JUNE 30,                          YEAR ENDED DECEMBER 31,
--------------------------------   ----------------------------------------------------
2001                      2000       2000       1999       1998       1997       1996
----                    --------   --------   --------   --------   --------   --------
4.71                      4.34       4.37       4.92       4.42       4.10       3.57

    For the purpose of computing the above ratios, earnings have been calculated by adding to income from continuing operations before income taxes the amount of fixed charges. Fixed charges consist of interest on debt and a portion of net rental expense deemed to represent interest. These ratios have been reclassified to reflect Pitney Bowes' Office Systems business, which Pitney Bowes plans to spin off to its stockholders in 2001, Atlantic Mortgage & Investment Corporation, which Pitney Bowes sold in 2000, and Colonial Pacific Leasing Corporation, whose operations and assets Pitney Bowes sold in 1998, as discontinued operations. Interest expense and the portion of rent which is representative of the interest factor of these discontinued operations have been excluded from fixed charges in the computation. If these amounts had been included, the ratio of earnings to fixed charges excluding minority interest would be 4.54 for first half 2001, 4.21 for first half 2000, 4.21 for 2000, 4.66 for 1999, 3.78 for 1998, 4.00 for 1997 and 3.54 for 1996. If these amounts had been included, the ratio of earnings to fixed charges and preferred and preference stock dividends excluding minority interest would be 4.53 for first half 2001, 4.19 for first half 2000, 4.21 for 2000, 4.65 for 1999, 3.78 for
1998, 4.00 for 1997 and 3.54 for 1996.

                         DESCRIPTION OF DEBT SECURITIES

DEBT MAY BE SENIOR OR SUBORDINATED

    We will issue the senior debt securities under one or more senior debt indentures and the subordinated debt securities under one or more subordinated debt indentures. We will appoint a trustee to act in a fiduciary capacity under each of these indentures. In this prospectus we refer to these senior debt indentures as our "senior debt indenture" and to these subordinated debt indentures as our "subordinated debt indenture". We have filed the form of our senior debt indenture and subordinated debt indenture as exhibits to the registration statement of which this prospectus is a part.

    The senior debt securities will be part of our senior debt and will rank equally with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be junior in right of payment to all of our "senior indebtedness", as defined in our subordinated debt indenture. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter preceding the date of that prospectus supplement. Neither indenture limits our ability to incur additional senior indebtedness.

    We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the applicable indenture, which contains the terms and definitions summarized below as well as additional information regarding the debt securities.

    Any reference to particular sections or defined terms of the applicable indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement. The indentures are substantially identical, except for the provisions relating to limitations on liens and limitations on sales and leasebacks, which are included in the senior debt indenture only, and to subordination, which are included in the subordinated indenture only.

    We may issue debt securities from time to time in one or more series. The debt securities may be denominated and payable in U.S. dollars or foreign currencies. We may also issue debt securities, from time to time, with the principal amount or interest payable on any relevant payment date to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. Holders of these types of debt securities will receive payments of principal or interest that depend upon the value of the applicable currency, security or basket of securities, commodity or index on the relevant payment dates. As a result, you may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on those dates, depending upon the value on those dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked and any material United States federal income tax considerations will be provided in the applicable prospectus supplement.

    Debt securities may bear interest at a fixed rate, which may be zero, or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. We refer to debt securities of this kind that are sold at a discount as "original issue discount securities".

    We may, without the consent of the existing holders of any series of debt securities, issue additional debt securities having the same terms so that the existing debt securities and the new debt securities form a single series under the applicable indenture.

TERMS SPECIFIED IN PROSPECTUS SUPPLEMENT

    The prospectus supplement will contain, where applicable, the following terms of, and other information relating to, any offered debt securities:

    - title;

    - whether the debt securities are senior or subordinated;

    - aggregate principal amount and purchase price;

    - currency in which the debt securities are denominated and/or in which principal, and premium, if any, and/or interest, if any, is payable, if not U.S. dollars;

    - authorized denominations, if other than $1,000 and integral multiples of $1,000;

    - date of maturity;

    - the interest rate or rates or the method by which a calculation agent will determine the interest rate or rates, if any;

    - the interest payment dates, if any;

    - any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

    - the name of the trustee and any authenticating agent, paying agent, transfer agent or registrar for the debt securities;

    - whether we will issue the debt securities in definitive form or in the form of one or more global securities;

    - the terms on which holders of the debt securities may convert or exchange these securities into our common stock, preferred stock or preference stock or other securities of Pitney Bowes or other issuers;

    - information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

    - any special United States federal income tax consequences applicable to the debt securities being issued; and

    - any other specific terms of the debt securities, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations.

REGISTRATION AND TRANSFER OF DEBT SECURITIES

    Holders may exchange their debt securities for debt securities of smaller denominations or combine them into fewer debt securities of larger denominations, as long as the total principal amount is not changed. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement says you may.

    You may present debt securities for exchange and transfer in the manner, at the places and subject to any restrictions described in the applicable prospectus supplement. We will provide you those services free of charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as provided in the applicable indenture.

    If any of the debt securities are held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See "--Global Securities" for more information about those provisions.

DEFEASANCE AND COVENANT DEFEASANCE

    Unless the prospectus supplement states otherwise, we will be able to discharge all of our obligations, other than administrative obligations such as facilitating transfers and exchanges of certificates and replacement of lost or mutilated certificates, relating to a series of debt securities under an indenture by depositing cash and/or U.S. Government obligations with the trustee in an amount sufficient to make all the remaining payments of principal, premium and interest on those debt securities when those payments are due. We can do this only if we have delivered to the trustee, among other things, an opinion of counsel based on a United States Internal Revenue Service ruling or other change in U.S. federal income tax law stating that holders will not recognize any gain or loss for U.S. federal income tax purposes as a result of this deposit.

    We can also avoid having to comply with the restrictive covenants in the senior debt indenture, such as the limitation on liens and the limitation on sale and leaseback transactions, by depositing cash and/or U.S. Government obligations with the trustee in an amount sufficient to make all the remaining payments of principal, premium and interest on the outstanding debt securities when those payments are due. We can do this only if we have delivered to the trustee, among other things, an opinion of counsel stating that holders of those securities will not recognize any gain or loss for U.S. federal income tax purposes as a result of this deposit.

SUBORDINATION PROVISIONS

    There are contractual provisions in the subordinated debt indenture that may prohibit us from making payments on our subordinated debt securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness, including the debt securities we have issued and will issue under the senior debt indenture.

    The subordinated debt indenture defines senior indebtedness generally as obligations of, or guaranteed or assumed by, Pitney Bowes for borrowed money or evidenced by bonds, notes or debentures or other similar instruments or incurred in connection with the acquisition of property, and amendments, renewals, extensions, modifications and refundings of any of that indebtedness. The subordinated debt securities and any other obligations specifically designated as being subordinate in right of payment to senior indebtedness are not senior indebtedness as defined in the subordinated debt indenture.

    The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, or provision has been made to make those payments in full, no payment of principal of, or any premium or interest on, any subordinated debt securities may be made in the event:

    - of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for the benefit of creditors or other similar proceedings involving us or a substantial part of our property;

    - a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness, and that default has not been cured or waived or has not ceased to exist;

    - there has occurred any other event of default with respect to senior indebtedness that permits holders or any trustee of the senior indebtedness to accelerate the maturity of the senior indebtedness, even if that maturity is not in fact accelerated, and that event of default has not been cured or waived or has not ceased to exist; or

    - that the principal of and accrued interest on any subordinated debt securities have been declared due and payable upon an event of default as defined under the subordinated debt indenture and that declaration has not been rescinded and annulled as provided under the subordinated debt indenture.

    If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness.

    Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of debt securities of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

    The subordinated debt indenture allows the holders of senior indebtedness to obtain a court order requiring us and any holder of subordinated debt securities to comply with the subordination provisions.

COVENANTS RESTRICTING LIENS, MERGERS AND OTHER SIGNIFICANT CORPORATE ACTIONS

    IN THE FOLLOWING DISCUSSION, WE USE A NUMBER OF CAPITALIZED TERMS WHICH HAVE SPECIAL MEANINGS UNDER THE INDENTURES. WE PROVIDE DEFINITIONS OF THESE TERMS UNDER "--DEFINITIONS" BELOW.

    LIMITATION ON LIENS. The senior debt indenture provides that so long as any of the senior debt securities remains outstanding, we will not, nor will we permit any Restricted Subsidiary to, issue, assume, guarantee or become liable for any Indebtedness if that Indebtedness is secured by a Mortgage upon any Principal Domestic Manufacturing Plant or upon any shares of stock or Indebtedness of any Restricted Subsidiary without in any such case effectively providing that the senior debt securities will be secured equally and ratably with (or prior to) that Indebtedness, except that the foregoing restrictions will not apply to:

    - Mortgages on property of any corporation existing at the time that corporation is acquired by us or a Restricted Subsidiary (including by way of merger or consolidation) or at the time of a sale, lease or other disposition of substantially all of the properties of a corporation to us or a Restricted Subsidiary, as long as that Mortgage is not extended to cover any property previously owned by us or a Restricted Subsidiary;

    - Mortgages on property of a corporation existing at the time the corporation first becomes a Restricted Subsidiary;

    - Mortgages on any property existing on the date securities are first issued under that indenture or when we acquired that property;

    - Mortgages securing any Indebtedness that a wholly-owned Restricted Subsidiary owes to us or another wholly-owned Restricted Subsidiary;

    - Mortgages that we enter into within specified time periods to finance the acquisition, repair, improvement or construction of any property;

    - mechanics' liens, tax liens, liens in favor of a governmental body to secure progress payments or the acquisition of real or personal property from the governmental body, and other specified liens which were not incurred in connection with any borrowing of money, as long as we are contesting those liens in good faith or those liens do not materially impair the use of any Principal Domestic Manufacturing Plant;

    - Mortgages arising from any judgment, decree or order of a court in a pending proceeding;

    - any extension, renewal or replacement of any of the Mortgages described above, as long as the amount of Indebtedness secured does not exceed the amount originally secured plus any fees incurred in connection with the refinancing.

    Notwithstanding the above, we may issue, assume or guarantee, and may permit any Restricted Subsidiary to issue, assume or guarantee, secured Indebtedness which would otherwise be subject to the foregoing restrictions, provided that the total of the aggregate amount of that Indebtedness then outstanding, excluding secured Indebtedness permitted under the foregoing exceptions, does not exceed 15% of Consolidated Net Tangible Assets.

    THE SUBORDINATED DEBT INDENTURE DOES NOT INCLUDE ANY LIMITATION ON OUR ABILITY TO INCUR THESE TYPES OF LIENS.

    LIMITATION ON SALES AND LEASEBACKS. Under the senior debt indenture, we and our Restricted Subsidiaries are not allowed to enter into any sale and leaseback arrangement involving a Principal Domestic Manufacturing Plant which has a term of more than three years, except for sale and leaseback arrangements between us and a wholly-owned Restricted Subsidiary or between wholly-owned Restricted Subsidiaries, unless:

    - we enter into the sale and leaseback transaction within 180 days after the Principal Domestic Manufacturing Plant is acquired, constructed or placed into service by us;

    - the rent that we pay under the related lease is reimbursed under a contract between us or a Restricted Subsidiary and the United States Government or one of its agencies or instrumentalities;

    - the aggregate amount of all Attributable Debt with respect to sale and leaseback transactions plus all Indebtedness secured by Mortgages on Principal Domestic Manufacturing Plants (with the exception of secured Indebtedness which is excluded as described under "--Limitations on Liens" above) does not exceed 15% of Consolidated Net Tangible Assets; or

    - we apply an amount equal to, in the case of a sale or transfer for cash, the lesser of the net proceeds of the sale or transfer of the Principal Domestic Manufacturing Plant and the net book value, or, in the case of a sale or transfer otherwise than for cash, the lesser of the fair market value of the Principal Domestic Manufacturing Plant and the net book value, within 180 days of the effective date of the sale and leaseback arrangement to the retirement of our or a Restricted Subsidiary's Indebtedness, which may include the senior debt securities. However, we cannot satisfy this test by retiring Indebtedness that we were otherwise obligated to repay within the 180-day period.

    THE SUBORDINATED DEBT INDENTURE DOES NOT INCLUDE ANY LIMITATIONS ON SALES AND LEASEBACKS.

    CONSOLIDATION, MERGER OR SALE OF ASSETS. The senior debt indenture provides that we will not consolidate or merge with or into any other corporation and will not sell, lease or convey our properties and assets as an entirety, or substantially as an entirety, to another corporation if, as a result of that action, any of our assets would become subject to a mortgage, unless either:

    - that mortgage could be created under the senior debt indenture without equally and ratably securing the senior debt securities; or

    - the senior debt securities will be secured equally and ratably with or prior to the Indebtedness secured by that mortgage.

    Each of the indentures provides that we may consolidate or merge or sell all or substantially all of our assets if:

    - we are the continuing corporation or if we are not the continuing corporation, the continuing corporation is organized and existing under the laws of the United States of America or any state of the United States or the District of Columbia and assumes by supplemental indenture the due and punctual payment of the principal of, and premium, if any, and interest, if any, on, the debt securities and the due and punctual performance and observance of all of the covenants and conditions of the applicable indenture to be performed by us; and

    - we are not, or the continuing corporation is not, in default in the performance of any covenant or condition of the applicable indenture to be performed by us immediately after the merger, consolidation or sale of assets.

DEFINITIONS

    "Attributable Debt" in respect of a sale and leaseback arrangement is defined in the senior debt indenture to mean, at the time of determination, the lesser of:

    - the sale price of the Principal Domestic Manufacturing Plant to be leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease and the denominator of which is the base term of the lease; and

    - the total rental payments under the lease discounted to present value using an interest factor determined in accordance with generally accepted financial practice. However, if we cannot readily determine that interest factor, we will use an annual rate of 11%, compounded semiannually. We will also exclude from rental payments any amounts paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which are not payments for property rights.

    "Consolidated Net Tangible Assets" is defined in the senior debt indenture to mean as of any particular time, the aggregate amount of assets after deducting current liabilities, goodwill, patents, copyrights, trademarks, and other intangibles, in each case as shown on our most recent consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles.

    "Consolidated Net Worth" is defined in the senior debt indenture to mean the sum of (1) the par value of our capital stock, (2) our capital in excess of par value and (3) retained earnings, in each case as shown on our most recent consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles.

    "Indebtedness" is defined in the senior debt indenture to mean any notes, bonds, debentures or other similar indebtedness for money borrowed.

    "Mortgage" is defined in the senior debt indenture to mean a mortgage, security interest, pledge or lien.

    "Principal Domestic Manufacturing Plant" is defined in the senior debt indenture to mean any manufacturing or processing plant or warehouse (other than any plant or warehouse which, in the opinion of our Board of Directors, is not material to our total business), including land and fixtures, which is owned by us or a subsidiary, located in the United States and has a gross book value (without deduction of any depreciation reserves) on the determination date of more than 1% of our Consolidated Net Worth.

    "Restricted Subsidiary" is defined in the senior debt indenture to mean any Subsidiary of ours which

    - is organized under the laws of the United States or any state of the United States or the District of Columbia;

    - transacts all or a substantial part of its business in the United States; and

    - owns a Principal Domestic Manufacturing Plant.

    However, "Restricted Subsidiary" does not include Pitney Bowes Credit Corporation or any other Subsidiary which

    - is primarily engaged in providing or obtaining financing for the sale or lease of products that we or our Subsidiaries sell or lease or is otherwise primarily engaged in the business of a finance company; or

    - is primarily engaged in the business of owning, developing or leasing real property other than a Principal Domestic Manufacturing Plant.

    "Subsidiary" is defined in both indentures to mean any corporation of which at least a majority of the outstanding voting stock is owned by us, or by us and one or more Subsidiaries, or by one or more Subsidiaries.

EVENTS OF DEFAULT, WAIVER AND NOTICE

    The indentures provide that the following events will be events of default with respect to the debt securities of a series:

    - we default in the payment of any interest on the debt securities of that series for 30 days or more;

    - we default in the payment of any principal or premium on the debt securities of that series on the date that payment was due;

    - we default in making any sinking fund payment on the debt securities of that series on the date that payment was due;

    - we breach any of the other covenants applicable to that series of debt securities and that breach continues for 90 days or more after we receive notice from the trustee or the holders of at least 25% of the aggregate principal amount of debt securities of that series;

    - we commence bankruptcy or insolvency proceedings or consent to any bankruptcy relief sought against us; or

    - we become involved in involuntary bankruptcy or insolvency proceedings and an order for relief is entered against us, if that order remains in effect for more than 60 consecutive days.

    The prospectus supplement may specify additional events of default that may be applicable to debt securities of a series.

    The trustee or the holders of 25% of the aggregate principal amount of debt securities of a series may declare all of the debt securities of that series to be due and payable immediately if an event of default with respect to a payment occurs. The trustee or the holders of 25% of the aggregate principal amount of debt securities of each affected series voting as one class may declare all of the debt securities of each affected series due and payable immediately if an event of default with respect to a breach of a covenant occurs. The trustee or the holders of 25% of the aggregate principal amount of debt securities outstanding under the applicable indenture voting as one class may declare all of the debt securities outstanding under that indenture due and payable immediately if a bankruptcy event of default occurs. The holders of a majority of the aggregate principal amount of the debt securities of the applicable series or number of series may annul a

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declaration or waive a past default with respect to that series except for a continuing payment default and only if all other events of default with respect to that series have been cured or waived. If any of the affected debt securities are original issue discount securities, by principal amount we mean the amount that the holders would be entitled to receive by the terms of that debt security if the debt security were declared immediately due and payable.

    The holders of a majority in principal amount of the debt securities of any or all series affected and then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee under the indentures. Notwithstanding the foregoing, a trustee will not have to follow any direction unless the holders of the debt securities offer to reimburse the trustee for the costs, expenses and liabilities which the trustee might incur in compliance with the request.

    If we have placed funds on deposit with the trustee to avoid having to comply with the restrictive covenants in the senior debt indenture and the debt securities are declared due and payable because of an event of default, the funds on deposit will be sufficient to pay amounts due on the debt securities at the time of their stated maturity, but may not be sufficient to pay amounts due on the debt securities at the time the debt securities are declared due and payable. In that case, we would remain liable for any deficiency.

    Each indenture requires that we file a certificate each year with the applicable trustee stating that there are no defaults under the indenture. Each indenture permits the applicable trustee to withhold notice to holders of debt securities of any default other than a payment default if the trustee considers it in the best interests of the holders.

MODIFICATION OF INDENTURES

    We can enter into a supplemental indenture with the applicable trustee to modify any provision of the applicable indenture or any series of debt securities without obtaining the consent of the holders of any debt securities if the modification does not adversely affect the holders in any material respect. In addition, we can generally enter into a supplemental indenture with the applicable trustee to modify any provision of the indenture or any series of debt securities if we obtain the consent of the holders of a majority of the aggregate principal amount of outstanding debt securities of each affected series voting as one class. However, we need the consent of each affected holder in order to:

    - change the date on which any payment of principal or interest on any debt security is due;

    - reduce the amount of any principal, interest or premium due on any debt security;

    - change the currency or location of any payment;

    - impair the right of any holder to bring suit for any payment after its due date; or

    - reduce the percentage in principal amount of debt securities required to consent to any modification or waiver of any provision of the indenture or the debt securities.

FORM OF DEBT SECURITIES

    Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire series of securities issued at one time. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security and, in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its

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nominee as the owner of the debt securities represented by the global securities. The depositary maintains a computerized system that will reflect the beneficial ownership of the securities through accounts maintained by broker/dealers, banks, trust companies or other representatives, as we explain more fully below under "--Global Securities."

GLOBAL SECURITIES

    We may issue the debt securities of any series in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to that series and registered in the name of the depositary or its nominee. Unless we specify a different depositary in a prospectus supplement, the depositary for any global securities we issue will be The Depository Trust Company, or DTC, New York, New York. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered securities of the series to be represented by the global securities. Unless and until the depositary exchanges a global security in whole or in part for securities in definitive registered form, the global security may not be transferred except in whole or in part by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of that successor.

    If not described below, any specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a global security will be described in the prospectus supplement relating to that series. We anticipate that the following provisions will apply to all depositary arrangements.

    Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for that global security, which we call "participants", or persons that may hold interests through participants. Upon the issuance of a global security, the depositary for the global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities represented by the global security beneficially owned by those participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the securities. Ownership of beneficial interests in the global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary for the global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.

    The laws of some states may require that some purchasers of securities take physical delivery of their securities in definitive form. Those laws may impair the ability to own, transfer or pledge beneficial interests in global securities.

    So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the securities represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of their securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we

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request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, the depositary for that global security would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

    Payments of principal, premium, if any, and interest, if any, on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. We and the trustees or any of our or their agents will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

    We expect that the depositary for any debt securities represented by a global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or commodities to holders in respect of the global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

    DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or representatives of which) are also owners of DTC. Access to DTC's book-entry systems is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    If the depositary for any debt securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days, we will issue the debt securities in definitive form in exchange for that global security. We will also issue debt securities of any series in definitive form in exchange for the global securities representing the securities of that series if any event occurs and is continuing which, after notice or lapse of time, or both, would become an event of default with respect to the securities of that series. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more global securities and, in that event, will issue debt securities of that series in definitive form in exchange for all of the global security or securities representing those debt securities. Any securities issued in definitive form in exchange for a global security will be registered in such name or names as the depositary will instruct the relevant trustee. We expect that those instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security.

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              DESCRIPTION OF PREFERRED STOCK AND PREFERENCE STOCK

    The following description of the material terms of our preferred stock and preference stock is based on the provisions of our restated certificate of incorporation, as amended. For more information as to how you can obtain a current copy of our restated certificate of incorporation, see "Where You Can Find More Information."

    Our restated certificate of incorporation, as amended, authorizes the issuance of 600,000 shares of cumulative preferred stock, par value $50.00 per share, 5,000,000 shares of preference stock, without par value, and 480,000,000 shares of common stock, par value $1.00 per share.

PREFERRED STOCK

    We may issue preferred stock from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, our board of directors is authorized to determine the voting powers, if any, designations and powers, preferences and rights, and the qualifications, limitations or restrictions, for each series of preferred stock that may be issued and to fix the number of shares of each series.

    At August 31, 2001, there were 488 shares of our 4% Convertible Cumulative Preferred Stock outstanding. Each share of our outstanding 4% preferred stock is entitled to cumulative dividends at the rate of $2 per year, can be redeemed at our option, in whole or in part at any time, at a price of $50 per share, plus dividends accrued to the redemption date, and is convertible into 24.24 shares of our common stock, subject to anti-dilution adjustment.

    DIVIDENDS. Holders of preferred shares of each series will be entitled to receive, when and as declared by our board of directors out of funds legally available for the payment of dividends, cumulative dividends at the rate determined by our board of directors for that series, and no more. Dividends on the preferred shares will accrue from the date fixed by our board of directors for that series. Unless we have declared and paid in full all dividends payable on all of our outstanding preferred shares for the current period and all prior periods, we will not be allowed to make any dividend payments on any class of stock that is subordinate to our preferred shares and we will not be allowed to redeem or otherwise repurchase any shares of any class of stock which ranks equally with or subordinate to our preferred shares.

    Accrued and unpaid dividends on the preferred shares will not bear interest.

    REDEMPTION. The terms, if any, on which preferred shares of any series may be redeemed will be described in a prospectus supplement.

    If we decide to redeem fewer than all of the outstanding preferred shares of any series, we will determine the method of selecting which shares to redeem.

    CONVERSION OR EXCHANGE RIGHTS. The prospectus supplement relating to any series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible into or exchangeable for shares of common or preference stock or another series of preferred stock of Pitney Bowes or securities of any third party.

    LIQUIDATION. In the event of our voluntary or involuntary liquidation, before any distribution of assets will be made to the holders of any class of shares ranking subordinate to the preferred shares as to assets, the holders of the preferred shares of each series will be entitled to receive out of our assets available for distribution to our shareholders the sum of the par value for that series and all accrued and unpaid dividends on those shares. In the event of a voluntary liquidation, the holders of preferred shares also will receive the premium, if any, assigned to that series. The holders of all series of preferred shares are entitled to share ratably, in accordance with the respective amounts payable on their shares, in any distribution upon liquidation which is not sufficient to pay in full the aggregate amounts payable on all of those shares. After payment in full of the liquidation price of the preferred shares, the holders of those shares will not be entitled to any further participation in any distribution of our assets. Neither the consolidation or merger of Pitney Bowes with or into any other corporation or corporations, nor the merger or consolidation of any other corporation into and with Pitney Bowes, will be deemed to be a voluntary or involuntary liquidation if the transaction is consented to by the holders of 66 2/3% of the outstanding preferred shares. However, the sale, exchange or transfer of all or substantially all of the assets of Pitney Bowes will be deemed a voluntary liquidation of Pitney Bowes for purposes of payment of the liquidation price of the preferred shares.

    VOTING. The preferred shares of a series will not be entitled to vote, except as provided below or in the applicable prospectus supplement unless required by applicable law. Unless otherwise indicated in the prospectus supplement relating to a series of preferred shares, each share of a series will be entitled to one vote on matters on which holders of that series are entitled to vote. However, we may not alter certain rights and preferences of the preferred shares without the affirmative vote of the holders of at least two-thirds of the affected outstanding preferred shares, voting as a class. In addition, whenever dividends on the preferred shares are in arrears in an aggregate amount equal to six quarterly dividend periods or we fail to retire or repurchase any shares of preferred stock that we are obligated to retire or repurchase, then the holders of all series of outstanding preferred shares, voting as a class, will be entitled to elect one-third of the total number of directors, but not less than three directors. We may not increase the amount of preferred shares or authorize or create any shares of any other class of stock ranking equal to the preferred shares as to dividends or assets or otherwise without the consent of the holders of at least a majority of all the outstanding preferred shares, voting as a class.

PREFERENCE STOCK

    We may issue preference stock from time to time in one or more series, without stockholder approval. The preference shares rank as to dividends and assets junior to the preferred shares but senior to the common stock and to any other capital stock of Pitney Bowes that we may authorize in the future, other than capital stock that ranks senior or equal to the preference shares and that is authorized as described below under "Voting". Each series of preference shares will rank equally to each other series of preference shares as to dividends and assets, unless the prospectus supplement relating to a particular series of preference shares states that the shares of that series rank junior to the other series of preference shares as to dividends or assets or both.

    Subject to the limitations prescribed by law, our board of directors is authorized to determine the voting powers, if any, designations and powers, preferences and rights, and the qualifications, limitations or restrictions for each series of preference stock that may be issued and to fix the number of shares of each series.

    At August 31, 2001, there were 59,774 shares of $2.12 Convertible Preference Stock outstanding. Each share of our outstanding $2.12 preference stock is entitled to cumulative dividends at the rate of $2.12 per year, can be redeemed at our option, in whole or in part at any time, at a price of $28 per share, plus dividends accrued to the redemption date, and is convertible into 16 shares of our common stock, subject to anti-dilution adjustment.

    DIVIDENDS. Holders of preference shares of each series will be entitled to receive, when and as declared by our board of directors out of funds legally available for the payment of dividends, cumulative dividends at the rate determined by our board of directors for that series, and no more. Dividends on the preference shares will accrue from the date fixed by our board of directors for that series. Because the preference shares rank junior to the preferred shares, unless we have declared

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and paid in full all dividends payable on all of our outstanding preferred shares for the current period and all prior periods, we will not be allowed to make any dividend payments on the preference shares and we will not be able to redeem or repurchase any preference shares. We will also not be allowed to make any dividend payment on any series of preference shares unless at the same time we pay dividends, in the same proportion to the preferential dividend rates, for each other series of preference shares ranking equally with that series. In addition, unless we have paid in full all dividends payable on all of our outstanding preference shares for the current period and all prior periods, we will not be allowed to make any dividend payments on any class of stock that is subordinate to our preference shares and we will not be allowed to redeem or otherwise repurchase any shares of any class of stock which ranks equally with or subordinate to our preference shares.

    REDEMPTION. The terms, if any, on which preference shares of any series may be redeemed will be described in a prospectus supplement.

    If we decide to redeem fewer than all of the outstanding preference shares of any series, we will determine the method of selecting which shares to redeem.

    CONVERSION OR EXCHANGE RIGHTS. The prospectus supplement relating to any series of preference stock that is convertible or exchangeable will state the terms on which shares of that series are convertible into or exchangeable for shares of common stock or another series of preference stock of Pitney Bowes or securities of any third party.

    LIQUIDATION. In the event of our voluntary or involuntary liquidation, before any distribution of assets is made to the holders of any class of shares ranking as to assets subordinate to the preference shares, the holders of the preference shares of each series will be entitled to receive out of our assets available for distribution to our shareholders the preferential amount, in cash, that will be determined by our board of directors for that series when that series is established and all accrued and unpaid dividends on those shares, but the holders of the preference shares will not be entitled to receive the liquidation price of their shares until the liquidation price of the preferred shares outstanding at the time has been paid in full. The holders of all series of preference shares are entitled to share ratably, in accordance with the respective amounts payable on their shares, in any distribution upon liquidation which is not sufficient to pay in full the aggregate amounts payable on those shares, except to the extent that the prospectus supplement relating to a particular series of preference shares states that the shares of that series rank junior to the other series of preference shares as to dividends or assets. After payment in full of the liquidation price of the preference shares, the holders of those shares will not be entitled to any further participation in any distribution of our assets.

    VOTING. The preference shares of a series will not be entitled to vote, except as provided below or in the applicable prospectus supplement and as required by applicable law. Unless otherwise indicated in the prospectus supplement relating to a series of preference shares, each share of a series will be entitled to one vote on matters on which holders of that series are entitled to vote. Notwithstanding the foregoing, we may not create, authorize or increase the authorized amount of any class of stock having preference or priority as to dividends or assets over the preference shares without the affirmative vote of the holders of at least two-thirds of the preference shares, irrespective of series. We may not increase the authorized amount of preference stock or of any previously authorized class of stock ranking equally with the preference stock as to dividends or assets, or authorize or create any class of stock ranking equally with the preference stock as to dividends or assets, without the consent of the holders of a majority of the outstanding preference shares, irrespective of series. Whenever dividends on the preference shares are in arrears in an aggregate amount equal to six quarterly dividend periods, then the holders of preference shares, voting as a class, will be entitled to elect two directors.

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                          DESCRIPTION OF COMMON STOCK

    The following description of the material terms of our common stock is based on the provisions of our restated certificate of incorporation, as amended. For more information as to how you can obtain a current copy of our restated certificate of incorporation, see "Where You Can Find More Information".

    We do not intend to offer common stock directly with this prospectus. We may issue debt securities or preferred or preference stock under this prospectus that are convertible into Pitney Bowes' common stock. If a series of securities is convertible into common stock, the prospectus supplement will state the initial conversion price per share at which the securities may be converted.

    Subject to the rights of the holders of any of our preferred stock or preference stock then outstanding, holders of common stock are entitled to one vote per share on matters to be voted on by our stockholders and to receive dividends, if any, when declared from time to time by our board of directors in its discretion out of legally available funds. Upon our liquidation or dissolution, holders of common stock are entitled to receive proportionately all assets remaining after payment of all liabilities and liquidation preference on any shares of preferred stock or preference stock outstanding at the time. Holders of common stock have no preemptive or other subscription rights other than the rights described below under "--Stockholder Rights Agreement", and there are no conversion rights or redemption or sinking fund provisions with respect to common stock. As of August 31, 2001, there were approximately 244,829,461 shares of our common stock outstanding, net of 78,508,451 shares of treasury stock, and approximately 18,772,315 shares reserved for issuance upon exercise of outstanding stock options and conversion of our 4% preferred shares and $2.12 preference shares. All of our outstanding common stock is fully paid and non-assessable, which means that the holders have paid their purchase price in full and we may not ask them for additional funds, and all of the shares of common stock that may be offered with this prospectus will be fully paid and non-assessable when issued.

    The transfer agent and registrar for our common stock is First Chicago Trust Company of New York, a division of Equiserve LP.

    Our common stock is listed on the New York Stock Exchange under the ticker symbol "PBI".

STOCKHOLDER RIGHTS AGREEMENT

    On December 11, 1995, we entered into a stockholder rights agreement. The material provisions of that rights agreement are summarized below. However, since the terms of our rights agreement are complex, this summary may not contain all of the information that is important to you. For more information, you should read the agreement, which is filed as an exhibit with the SEC. See "Where You Can Find More Information" for information on how to obtain a copy.

    Our rights agreement currently provides that each share of our outstanding common stock has one right to purchase one-two-hundredth of a share of our Series A Junior Participating Preference Stock. The purchase price per one-two-hundredth of a share of preference stock under the stockholder rights agreement is $97.50. The rights are not exercisable until they separate from the common stock, as described below.

    Initially, the rights under our rights agreement are attached to outstanding certificates representing our common stock, but the rights will be represented by separate certificates on the day 10 days after someone acquires at least 20% of our common stock, or approximately 10 days after someone commences a tender offer for at least 20% of our outstanding common stock.

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    After the rights separate from our common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights. All shares of our common stock issued prior to the date the rights separate from the common stock have been and will be issued with the rights attached. Until the rights separate from the common stock, each right will be transferable only with the related share of common stock. The rights will expire on February 20, 2006 unless we redeem or exchange them earlier.

    If an acquiring person obtains or has the right to obtain at least 20% of our common stock and none of the events described in the next paragraph have occurred, then each right will entitle the holder to purchase for $97.50 a number of shares of our common stock having a then current market value of $195.00.

    If an acquiring person obtains or has the right to obtain at least 20% of our common stock, then each right will entitle the holder to purchase for $97.50 a number of shares of common stock of the acquiring person having a then current market value of $195.00 if any of the following occurs:

    - we merge into another entity;

    - an acquiring entity merges into us; or

    - we sell 50% or more of our assets or earning power.

    Under our rights agreement, any rights that are or were owned by an acquiring person of more than 20% of our outstanding common stock will be null and void.

    Our rights agreement contains exchange provisions which provide that after an acquiring person obtains 20% or more, but less than 50%, of our outstanding common stock, our board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for shares of our common stock, at an exchange ratio of one share of common stock or one two-hundredth of a share of Series A Junior Participating Preference Stock per right.

    Our board of directors may, at its option, redeem all of the outstanding rights at a redemption price of $0.005 per right, subject to adjustment, prior to the earlier of (1) the time that an acquiring person obtains 20% or more of our outstanding common stock, or (2) the final expiration date of the rights agreement. The ability to exercise the rights will terminate upon the action of our board of directors ordering the redemption of the rights, and the only right of the holders of the rights will be to receive the redemption price.

    Holders of rights will have no rights as stockholders, such as the right to vote or receive dividends, simply by virtue of holding the rights. The rights agreement includes anti-dilution provisions designed to prevent efforts to diminish the effectiveness of the rights.

    For so long as the rights are redeemable, we may amend the rights agreement in any respect. At any time when the rights are no longer redeemable, we may amend the rights in any respect that does not adversely affect the holders of rights.

    Our rights agreement contains provisions that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired, redeemed or declared invalid. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our board of directors to negotiate with an acquiror on behalf of all of the stockholders.

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LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Our certificate of incorporation provides that a director of Pitney Bowes will not be liable to Pitney Bowes or its stockholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law.

    Our certificate of incorporation also provides for indemnification, to the fullest extent permitted by the Delaware General Corporation Law, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that the person is or was a director or officer of Pitney Bowes, or, at the request of Pitney Bowes, serves or served as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, against all expense, liability and loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by that person in connection with the action, suit or proceeding. Our certificate of incorporation also provides that, to the extent authorized from time to time by our board of directors, Pitney Bowes may provide to employees and other agents of Pitney Bowes rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred by the certificate of incorporation on directors and officers of Pitney Bowes or persons serving at the request of Pitney Bowes as directors, officers, employees or agents of any other enterprise.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    Section 203 of the Delaware General Corporation Law applies to Pitney Bowes. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder", as defined in Section 203, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder", as defined in Section 203, is a person who, together with affiliates and associates, owns (or, in certain cases, within the preceding three years, did own) 15% or more of the corporation's outstanding voting stock. Under
Section 203, a business combination between Pitney Bowes and an interested stockholder is prohibited unless it satisfies one of the following conditions:

    - before the stockholder became an interested stockholder, the board of directors of Pitney Bowes must have approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Pitney Bowes outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and officers; or

    - the business combination is approved by the board of directors of Pitney Bowes and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    See also "--Certain Anti-Takeover Matters--Vote Required for Certain Business Combinations" below for information about provisions in our certificate of incorporation that impose requirements similar to those of Section 203.

CERTAIN ANTI-TAKEOVER MATTERS

    Our certificate of incorporation and by-laws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

    VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS. Our certificate of incorporation generally requires the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of Pitney Bowes entitled to vote generally in the election of directors, which we call "voting stock", voting together as a single class, in addition to any other affirmative vote required by law or the certificate of incorporation, to approve:

    - any merger or consolidation of Pitney Bowes or any of its subsidiaries with an "interested stockholder", as defined in the certificate of incorporation and described below, or any other corporation which is, or after the merger or consolidation would be, an affiliate of an interested stockholder;

    - any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any interested stockholder or any affiliate of any interested stockholder of any assets of Pitney Bowes or any of its subsidiaries having an aggregate fair market value of $50,000,000 or more;

    - the issuance or transfer by Pitney Bowes or any of its subsidiaries of any securities of Pitney Bowes or any of its subsidiaries to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property having an aggregate fair market value of $50,000,000 or more;

    - the adoption of any plan or proposal for the liquidation or dissolution of Pitney Bowes proposed by or on behalf of an interested stockholder or any affiliate of any interested stockholder; or

    - any reclassification of securities or recapitalization of Pitney Bowes, or any merger or consolidation of Pitney Bowes with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Pitney Bowes or any of its subsidiaries which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.

    An "interested stockholder" means any person, other than Pitney Bowes or any of its subsidiaries, who or which:

    - beneficially owns, directly or indirectly, more than 20% of the voting power of the outstanding shares of voting stock;

    - is an affiliate of Pitney Bowes and at any time within the two-year period immediately before the date in question beneficially owned, directly or indirectly, 20% or more of the voting power of the then outstanding voting stock; or

    - is the assignee of any shares of voting stock which were at any time within the two-year period immediately before the date in question beneficially owned by an interested stockholder, if the assignment of those shares occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

    - The special voting requirement described above will not apply to a transaction of any of the kinds described above, and that transaction will require only any affirmative vote that is required by law and any other provisions of our certificate of incorporation, if either:

    - a majority of our "disinterested directors" approve the transaction; "disinterested director" means any director who is unaffiliated with the interested stockholder and was a member of the board of directors before the interested stockholder became an interested stockholder, and any successor of a disinterested director who is unaffiliated with the interested stockholder and is recommended to succeed the disinterested director by a majority of disinterested directors then on the board; or

    - all of the following conditions are met:

        -- the aggregate amount of the cash and the fair market value as of the date of consummation of the transaction of consideration other than cash to be received per share by holders of common stock in the transaction is at least equal to the higher of the following:
           (a) the highest per share price paid by the interested stockholder for any shares of common stock acquired by it within the two-year period immediately before the first public announcement of the proposal of the transaction, which we call the "announcement date", or in the transaction in which it became an interested stockholder, whichever is higher, and (b) the fair market value per share of common stock on the announcement date or the date on which the interested stockholder became an interested stockholder, whichever is higher;

        -- the aggregate amount of the cash and the fair market value as of the date of consummation of the transaction of consideration other than cash to be received per share by holders of shares of any other class of outstanding voting stock is at least equal to the highest of the following: (a) the highest per share price paid by the interested stockholder for any shares of that class of voting stock acquired by it within the two-year period immediately before the announcement date or in the transaction in which it became an interested stockholder, whichever is higher; (b) the highest preferential amount per share to which the holders of shares of that class of voting stock are entitled upon any voluntary or involuntary liquidation, dissolution or winding up of Pitney Bowes; and (c) the fair market value per share of that class of voting stock on the announcement date or the date on which the interested stockholder became an interested stockholder, whichever is higher;

        -- the consideration to be received by holders of a particular class of outstanding voting stock will be in cash or in the same form as the interested stockholder has previously paid for shares of that class of voting stock; if the interested stockholder has paid for shares of any class of voting stock with varying forms of consideration, the consideration for that class will be either cash or the form used to acquire the largest number of shares of that class previously acquired by it;

        -- after the interested stockholder has become an interested stockholder and before the consummation of the transaction: (a) except as approved by a majority of the disinterested directors, Pitney Bowes has not failed to declare and pay at the regular date any full quarterly dividends on the outstanding preferred stock or preference stock; (b) except as approved by a majority of the disinterested directors, Pitney Bowes has not reduced the annual rate of dividends on the common stock or failed to increase that rate to reflect any reclassification of the outstanding shares of common stock, including any reverse stock split; (c) the interested stockholder has not become the beneficial owner of any additional shares of voting stock except as part of the transaction which results in the interested stockholder becoming an interested stockholder;

        -- after the interested stockholder has become an interested stockholder, the interested stockholder has not received the benefit, except proportionately as a stockholder, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by Pitney Bowes; and

        -- a proxy or information statement describing the proposed transaction and complying with the requirements of the Exchange Act and the rules and regulations under that Act has been mailed to public stockholders of Pitney Bowes at least 30 days before the consummation of the transaction, whether or not the proxy or information statement is required to be mailed under that Act.

    CLASSIFIED BOARD OF DIRECTORS. Our certificate of incorporation provides for a board of directors divided into three classes, with one class to be elected each year to serve for a three-year term. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of our board of directors. In addition, the stockholders of Pitney Bowes can only remove directors, with or without cause, by the affirmative vote of the holders of at least 80% of the outstanding shares of voting stock, voting together as a single class. Except to the extent that the holders of preferred stock and preference stock have the right to fill vacancies on the board of directors in some circumstances, vacancies on our board of directors may be filled only by our board of directors. The classification of directors and the inability of stockholders to remove directors without the vote of at least 80% of the outstanding shares of voting stock or to fill vacancies on the board of directors make it more difficult to change the composition of our board of directors, but promote a continuity of existing management.

    ADVANCE NOTICE REQUIREMENTS. Our by-laws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or other business to be brought before meetings of stockholders of Pitney Bowes. These procedures provide that notice of stockholder proposals of these kinds must be timely given in writing to the Secretary of Pitney Bowes before the meeting at which the action is to be taken. Generally, to be timely, notice of stockholder proposals other than nomination of director candidates must be received at the principal executive offices of Pitney Bowes not less than 90 days before an annual meeting at which the proposals are to be presented, and notice of stockholder nominations of director candidates to be presented at an annual or special meeting must be received not later than (1) 90 days before the annual meeting or (2) the close of business on the seventh day following the date on which notice of the special meeting is first given to stockholders, as applicable. The notice must contain certain information specified in the by-laws.

    NO ABILITY OF STOCKHOLDERS TO CALL SPECIAL MEETINGS. Our certificate of incorporation and by-laws deny stockholders the right to call a special meeting of stockholders, except to the extent that holders of preferred stock or preference stock have the right to call a special meeting in some circumstances. Our certificate of incorporation and by-laws provide that, except to that extent, only the board of directors may call special meetings of the stockholders.

    NO WRITTEN CONSENT OF STOCKHOLDERS. Our certificate of incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting, and does not permit our stockholders to act by written consent without a meeting.

    AMENDMENT OF BY-LAWS AND CERTIFICATE OF INCORPORATION. Our certificate of incorporation requires the approval of not less than 80% of the voting power of all outstanding shares of voting stock, voting as a single class, to amend any of the provisions of the certificate of incorporation and by-laws described in this section. Those provisions make it more difficult to dilute the anti-takeover effects of our by-laws and our certificate of incorporation.

    BLANK CHECK PREFERRED AND PREFERENCE STOCK. Our certificate of incorporation provides for 600,000 authorized shares of preferred stock and 5,000,000 authorized shares of preference stock. The existence of authorized but unissued shares of preferred and preference stock may enable the board of directors to render more difficult or to discourage an attempt to obtain control of Pitney Bowes by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in the best interests of Pitney Bowes, the board of directors could cause shares of preferred or preference stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group. In this regard, the certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred and preference stock. The issuance of shares of preferred or preference stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of Pitney Bowes.

                        DESCRIPTION OF DEPOSITARY SHARES

    We may, at our option, elect to offer fractional shares of preferred stock or preference stock, rather than full shares of preferred stock or preference stock. If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock or preference stock.

    The shares of any series of preferred stock or preference stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock or preference stock underlying the depositary share, to all the rights and preferences of the preferred stock or preference stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

    The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock or preference stock underlying the depositary shares, in accordance with the terms of the offering. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

    Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

    DIVIDENDS AND OTHER DISTRIBUTIONS. The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

    If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

    WITHDRAWAL OF UNDERLYING PREFERRED OR PREFERENCE STOCK. Unless we say otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred or preference stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred or preference stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred or preference stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

    REDEMPTION OF DEPOSITARY SHARES. If a series of preferred stock or preference stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately, as may be determined by the depositary.

    VOTING. Upon receipt of notice of any meeting at which the holders of the underlying stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock or preference stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder=s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock or preference stock underlying those depositary shares in accordance with those instructions, and we will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying shares to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock or preference stock.

    CONVERSION OF PREFERRED OR PREFERENCE STOCK. If the prospectus supplement relating to the depositary shares says that the deposited preferred or preference stock is convertible into or exchangeable for common stock or preferred or preference stock of another series of Pitney Bowes or securities of any third party, the following will apply. The depositary shares, as such, will not be convertible into or exchangeable for any securities of Pitney Bowes or any third party. Rather, any holder of the depositary shares may surrender the related depositary receipts to the depositary with written instructions to instruct us to cause conversion or exchange of the preferred or preference stock represented by the depositary shares into or for whole shares of common stock or shares of another series of preferred or preference stock of Pitney Bowes or securities of the relevant third party, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for conversion or exchange of the deposited preferred or preference stock. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

    AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which the underlying preferred or preference stock is convertible or exchangeable or
(b) there has been a final distribution of the underlying stock in connection with our liquidation, dissolution or winding up and the underlying stock has been distributed to the holders of depositary receipts.

    CHARGES OF DEPOSITARY. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the underlying stock and any redemption of the underlying stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

    REPORTS. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying stock.

    LIMITATION ON LIABILITY. Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

    RESIGNATION AND REMOVAL OF DEPOSITARY. The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                              PLAN OF DISTRIBUTION

    We may sell the securities being offered by this prospectus in four ways:

    - directly to purchasers;

    - through agents;

    - through underwriters; and

    - through dealers.

    We may directly solicit offers to purchase our securities or we may designate agents to solicit offers to purchase those securities. We will, in the prospectus supplement relating to an offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933 and describe any commissions we must pay. Any agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

    As one of the means of direct issuance of securities, we may utilize the services of any available electronic auction system to conduct an electronic "dutch auction" of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities, if so described in the prospectus supplement.

    If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with them at the time of sale to them and we will set forth in the prospectus supplement relating to that offering their names and the terms of our agreement with them.

    If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by such dealer at the time of resale.

    Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against some types of civil liabilities or to contribution in respect of those liabilities, including liabilities under the Securities Act of 1933. Remarketing firms, agents, underwriters and dealers may be customers of or engage in transactions with or perform services for us in the ordinary course of business.

    If we so indicate in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by the types of purchasers specified in the prospectus supplement to purchase offered securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions described in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of those offers.

    Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

                           VALIDITY OF THE SECURITIES

    Unless otherwise specified in a prospectus supplement, the validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Sara E. Moss, Esq., Senior Vice President and General Counsel of Pitney Bowes, and by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, and, for the underwriters or agents by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Pitney Bowes Inc. for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed this prospectus as part of a registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that are not contained in this prospectus. In particular, the registration statement includes as exhibits copies of the forms of our senior and subordinated indentures. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the documents' material terms. If you want to review any of these documents, you should obtain the documents by following the procedures described in the paragraph below.

    We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" much of the information we file with them, which means that we can disclose important information to you by referring you directly to those publicly available documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus and the accompanying prospectus supplement.

    We incorporate by reference the documents listed below and any filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and before the effectiveness of the registration statement and after the effectiveness of the registration statement until we sell all of the securities we are offering with this prospectus:

    - Our Annual Report on Form 10-K for the year ended December 31, 2000 (which incorporates by reference portions of our proxy statement dated March 23,
      2001).

    - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

    - Our Current Reports on Form 8-K filed February 1, 2001, February 8, 2001, April 13, 2001, April 18, 2001, April 19, 2001 (two reports), May 17,
      2001, June 5, 2001 (two reports), June 15, 2001, July 2, 2001, July 3,
      2001, July 19, 2001 and October 23, 2001.

    - Our Form 8-A filed February 16, 1996 and Form 8-A/A filed January 16,
      1998.

    You may obtain free copies of any of these documents by writing or telephoning us at Pitney Bowes Inc., World Headquarters, One Elmcroft Road, Stamford, Connecticut, 06926-0700, telephone (203) 356-5000.

                         PRINCIPAL OFFICE OF THE ISSUER
                               PITNEY BOWES INC.
                               World Headquarters
                               One Elmcroft Road
                        Stamford, Connecticut 06926-0700

                            ------------------------

             TRUSTEE, PRINCIPAL PAYING AGENT AND SECURITY REGISTRAR
                                 SUNTRUST BANK
                                 25 Park Place
                                   24th Floor
                             Atlanta, Georgia 30303

                            ------------------------

           LUXEMBOURG LISTING AGENT, PAYING AGENT AND TRANSFER AGENT
                 DEXIA BANQUE INTERNATIONALE A LUXEMBOURG S.A.
                               69, route d' Esch
                               L-1470 Luxembourg

                            ------------------------

                                 LEGAL ADVISORS

            TO PITNEY BOWES AS TO                        TO THE UNDERWRITERS AS TO
        MATTERS OF UNITED STATES LAW                   MATTERS OF UNITED STATES LAW
            DAVIS POLK & WARDWELL                           SULLIVAN & CROMWELL
            450 Lexington Avenue                             125 Broad Street
          New York, New York 10017                       New York, New York 10004

                            ------------------------

                                    AUDITORS
                                TO PITNEY BOWES
                           PRICEWATERHOUSECOOPERS LLP
                              300 Atlantic Street
                          Stamford, Connecticut 06901
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    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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                               TABLE OF CONTENTS
                             Prospectus Supplement

                                         Page
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
Pitney Bowes Inc.....................     S-3
Use of Proceeds......................     S-4
Ratio of Earnings to Fixed Charges...     S-4
Capitalization.......................     S-5
Summary Financial Data...............     S-6
Management...........................     S-7
Description of Notes.................     S-8
United States Federal Income
  Taxation...........................    S-15
Underwriting.........................    S-19
Experts..............................    S-20
Listing and General Information......    S-21

                  Prospectus
About This Prospectus................       3
Special Note Regarding Forward-
  Looking Statements.................       3
Pitney Bowes Inc.....................       3
Use of Proceeds......................       4
Ratio of Earnings to Fixed Charges
  and Ratio of Earnings to Fixed
  Charges and Preferred and
  Preference Stock Dividends.........       4
Description of Debt Securities.......       5
Description of Preferred Stock and
  Preference Stock...................      15
Description of Common Stock..........      18
Description of Depositary Shares.....      25
Plan of Distribution.................      28
Validity of the Securities...........      28
Experts..............................      29
Where You Can Find More Information..      29

                                  E250,000,000

                               PITNEY BOWES INC.

                                    % Notes due

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